Exhibit (d)(xx) under Form N-1A
                                           Exhibit 10 under Item 601/ Reg. S-K


                          INVESTMENT ADVISORY CONTRACT
                                LETTER AGREEMENT
                          MTB Investment Advisors, Inc.
                              100 East Pratt Street
                                   17th Floor
                               Baltimore, MD 21202


January 6, 2006


MTB Group of Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7010

Dear Sirs:

      Under the Investment Advisory Contract between MTB Investment Advisors, Inc. (the "Adviser") and MTB Group of Funds (the "Trust"), dated August 22, 2003, as amended, the Adviser agrees to contractually waive all or a portion of its investment advisory fee (based on average daily net assets) and other fees (including Rule 12b-1 and shareholder services fees) which it is otherwise entitled to receive from the Funds listed below and/or to reimburse operating expenses of the Funds in order to limit each Fund's total operating expenses for Class A Shares to not more than the stated amount of the Fund's average daily net assets, for the period starting from January 6, 2006 through the latter date of April 30, 2008 or two years from the closing date of the Reorganization with corresponding portfolios of The FBR Funds.

                                                      Maximum Total Net
                                                      Operating Expenses
                                                        Class A Shares

      MTB Maryland Municipal Bond Fund - Class A Shares     0.85%
      MTB Virginia Municipal Bond Fund - Class A Shares     0.90%

      If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof. This may be executed in counterpart.

                                    Very truly yours,
                                    MTB INVESTMENT ADVISORS, INC.

                                    By:  /s/ Scot A Millen
                                    Name:  Scot A. Millen
                                    Title:  Vice President

ACCEPTED BY:
MTB GROUP OF FUNDS

By:  /s/ Judith J. Mackin
   ---------------------------
Name:  Judith J. Mackin
Title:  Vice President